Filed Pursuant to Rule 433
Registration No. 333-135813
GE Interest Plus® The higher you go the greater the rewards. Earn 3.09% to 3.51%* with GE Interest Plus. We believe when you invest more you should earn more. That’s why GE Interest Plus has three different rates, based on the amount you invest. But an investment is only as good as the company behind it. GE Interest Plus is issued by General Electric Capital Corporation, which is triple-A rated by both Moody’s and Standard & Poor’s. Because it’s a direct investment, there are no sales, redemption or management fees. You’ll also have access to your money when you need it, simply by writing a check or transferring money to a linked bank checking account. As an added incentive, you’ll receive $25 when you invest today. Visit geinterestplus.com/wb or coli 1-800-582-5458 ext 204 M-F: 8:30 am — 7 pm ET GE Interest Plus is an investment in the senior, unsecured corporate debt of the General Electric Capital Corporation, whose outstanding senior debt is rated AAA by Standard and Poor’s Corporation and Aaa by Moody’s Investors Service. You should note that GE Interest Plus Notes are not a money market fund, which is generally a diversified fund consisting of investment in short term debt securities of many companies. Unlike bank accounts and certificates of deposit, GE Interest Plus is not an FDIC-insured deposit. It is possible to lose money if GE Capital is unable to pay its debts. Please see the prospectus for important investment information. The issuer has filed a registration statement (including a prospectus) [Registration Statement No. 333-135813] with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.govorbyvisitinggeinterestplus.com. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to mail you the prospectus if you request it by visiting geinterestplus.com or calling toll free 1-800-582-5458. *Yields as of 09/15/2008 and may be reset weekly. Yield reflects the annual rate of return on your investment. It assumes that interest is accrued daily and posted monthly, and that there are no additional investments or redemptions. Current rates and yields are available at geinterestplus.com. **One lifetime incentive per Social Security number. eimagination at work